Exhibit 99.1

CORMEDIX HAS MEETING WITH FDA ON DEFENCATH CATHETER LOCK SOLUTION NDA

Berkeley Heights, NJ — April 14, 2021 — CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that it has met with the US Food and Drug Administration (FDA) to discuss proposed resolutions for the deficiencies identified in the Complete Response Letter (CRL) to CorMedix and the Post-Application Action Letter received by the third-party manufacturer (CMO) from FDA for the New Drug Application (NDA) for DefenCath™ (taurolidine/heparin catheter lock solution). Representatives from both CorMedix and the CMO participated in the meeting with FDA to ensure that there is alignment on addressing the Agency’s concerns.

There is now an agreed upon protocol for the manual extraction study identified in the CRL that FDA is requiring as confirmation of in-process controls to demonstrate that the labeled volume can be consistently withdrawn from the vials. As anticipated previously, CorMedix expects to be able to complete this requirement in the next several weeks. Addressing FDA’s concerns regarding the qualification of the filling operation may necessitate adjustments in the process and generation of additional data on operating parameters for manufacture of DefenCath. CorMedix and the CMO are currently evaluating available data to determine if additional process qualification will be needed with subsequent validation to address these issues.

The FDA stated that the review timeline would be determined when the NDA resubmission is received and that it expected all corrections to facility deficiencies to be complete at the time of resubmission so that all corrective actions may be verified during an on-site evaluation in the next review cycle, if the FDA determines it will do an onsite evaluation. CorMedix and the CMO continue to work closely to ensure that the identified deficiencies are resolved prior to resubmission of the DefenCath NDA.

CorMedix will provide updates on the timeline as resolution of the deficiencies proceeds.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

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